UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 24, 2009
Date of Report (Date of Earliest Event Reported)

ITRON, INC.
(Exact Name of Registrant as Specified in its Charter)

Washington	000-22418	91-1011792
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2111 N. Molter Road, Liberty Lake, WA 99019
(Address of Principal Executive Offices, Zip Code)

(509) 924-9900
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 24, 2009, Itron, Inc. (the Company) completed an amendment to its Credit Facility dated April 18, 2007. The amendment adjusts the maximum total leverage ratio and the minimum interest coverage ratio to increase the Company’s operational flexibility. The amendment also provides the Company with the uncommitted option to increase the $115 million multicurrency revolving line-of-credit by an additional $75 million without a further amendment to the credit facility. Interest rates on the credit facility will continue to be based on the respective borrowing’s denominated London Interbank Offering Rate (LIBOR), plus an additional margin. The additional margin will increase and is dependent on our total leverage ratio, in accordance with the terms of the amendment. The additional margin was 1.75% at March 31, 2009, increasing to 3.5% on April 24, 2009. Debt fees of approximately $3.7 million were incurred for the amendment, as well as other legal and advisory fees.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

4.1
Amendment No. 1 dated April 24, 2009 to the Credit Agreement dated April 18, 2007 among Itron, Inc. and the subsidiary guarantors, the lenders and issuing banks, and Wells Fargo Bank, National Association.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ITRON, INC.

Dated:  April 27, 2009                                             By:       /s/ John W. Holleran
John W. Holleran
Sr. Vice President, General Counsel and
                                Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

4.1
Amendment No. 1 dated April 24, 2009 to the Credit Agreement dated April 18, 2007 among Itron, Inc. and the subsidiary guarantors, the lenders and issuing banks, and Wells Fargo Bank, National Association.